                                                Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-36156


                                5,484,743 SHARES

                               CISCO SYSTEMS, INC.
                                  COMMON STOCK


     This prospectus relates to the public offering, which is not being underwritten, of 5,484,743 shares of our common stock which is held by some of our current shareholders.

     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CSCO." On May 11, 2000, the average of the high and low price for the common stock was $59.59.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCES IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.


                         -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------


================================================================================


                  The date of this prospectus is May 12, 2000.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Cisco Systems, Inc. (referred to in this prospectus as "Cisco" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.cisco.com or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          (a) Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed September 28, 1999, as amended by the Annual Report Form 10-K/A filed February 3, 2000, including certain information in Cisco's Definitive Proxy Statement in connection with Cisco's 1999 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 31, 1999;

          (b) Cisco's Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 filed March 14, 2000;

          (c) Cisco's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999, filed December 14, 1999, as amended by the Quarterly Report Form 10-Q/A filed February 3, 2000;

          (d) Cisco's Current Report on Form 8-K filed April 3, 2000;

          (e) Cisco's Current Report on Form 8-K filed March 28, 2000;

          (f) Cisco's Current Report on Form 8-K filed March 27, 2000;

          (g) Cisco's Current Report on Form 8-K filed March 16, 2000;

          (h) Cisco's Current Report on Form 8-K filed February 3, 2000;

          (i) Cisco's Current Report on Form 8-K filed December 15, 1999, as amended by the Current Report on Form 8-K/A filed on February 3, 2000;

          (j) The description of Cisco Common Stock contained in its registration statement on Form 8-A filed January 8, 1990, including any amendments or reports filed for the purpose of updating such descriptions; and

          (k) The description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Larry R. Carter
     Senior Vice President, Chief Financial Officer and Secretary
     Cisco Systems, Inc.
     170 West Tasman Drive
     San Jose, CA 95134-1706
     408-526-4000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

     Cisco's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Cisco's telephone number is (408) 526-4000.

                              PLAN OF DISTRIBUTION

        Cisco is registering all 5,484,743 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Growth Networks Inc. We merged with Growth Networks Inc. and we were the surviving corporation. Cisco will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of Cisco in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the

Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Cisco that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Cisco will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     Cisco will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such Selling Shareholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     Cisco will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Cisco within the past three years other than as a result of the ownership of the shares or other securities of Cisco or as a result of their employment with Cisco as of the date of the Closing of the acquisition. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.

                              Selling Shareholders

                                 NUMBER OF
                                   SHARES       PERCENT OF         NUMBER OF
                                BENEFICIALLY    OUTSTANDING    SHARES REGISTERED
NAME OF SELLING SHAREHOLDER        OWNED          SHARES        FOR SALE HEREBY
---------------------------     ------------    -----------    -----------------
Bernal Family Trust UDT dated
  November 3, 1995                 355,575          *                355,575

Daniel E. Lenoski                  219,590          *                219,590

Craig W. Johnson                    16,134          *                 16,134

Blawie-Stoner Family Trust
  UDT dated July 7, 1992             6,007          *                  6,007

VLG Investments 1998                34,043          *                 34,043

Zubin D. Dittia                     55,872          *                 55,872

John A. Fingerhut                   55,872          *                 55,872

William N. Eatherton                55,872          *                 55,872

Amy Cheng                           21,231          *                 21,231

John M. McQuillan                   45,396          *                 45,396

John J. Williams, Jr.               17,460          *                 17,460

Karen Stark                          5,238          *                  5,238

Michael B. Galles                  115,236          *                115,236

Nagesh Nanjundappa                  24,444          *                 24,444

Faisal Imdad-Haque                  27,936          *                 27,936

Kishor Agrawal                      33,174          *                 33,174

Chakra R. Srivasta                  27,936          *                 27,936

Nancy Nguyen                        12,222          *                 12,222

Arno A. Penzias                     34,920          *                 34,920

Layer Five c/o Lisa Berry            3,492          *                  3,492

Joel Michael Halpern                 6,984          *                  6,984

Rolf Mueller                        27,936          *                 27,936

Jonathan Michelson                  10,476          *                 10,476

Yuval Koren                         19,206          *                 19,206

Robert Louis Jacob Katz             25,142          *                 25,142

Jerome Mills Cox                    23,047          *                 23,047

Nancy Cox Battersby                 23,047          *                 23,047

Randall Allen Cox                   23,047          *                 23,047

Jerome R. Cox, Jr.                 112,260          *                112,260

Mary H. Voss                         3,492          *                  3,492

Mary Lou Turner                      2,793          *                  2,793

Joshua Urbain Turner                 2,793          *                  2,793

Seth Allen Turner                    2,793          *                  2,793

Joan Bailey Turner                   5,587          *                  5,587

Abigail Turner                       2,793          *                  2,793

Peter Adam Turner                    2,793          *                  2,793

Jonathan Turner                    209,582          *                209,582

Vinod Peris                         36,666          *                 36,666

Hung Pham                           15,714          *                 15,714

Benjamin N. Wold                    19,206          *                 19,206

Fred Rosenberger                     1,222          *                  1,222

Brent Bilger                        27,936          *                 27,936

Mullaney Family Trust, dated
  12/13/94                          90,792          *                 90,792

Satterlee Family Trust, dated
  2/22/91 amended 6/21/99           10,476          *                 10,476

Jaya Maharajah                       9,777          *                  9,777

Dean M. Hogle                       10,476          *                 10,476

Matthew Rohm                        13,968          *                 13,968

David D. Paradise                   10,476          *                 10,476

Eugene M. Feinberg                   7,333          *                  7,333

Alfredo Moncayo                     20,952          *                 20,952

Robert A. Conrad                    17,460          *                 17,460

Chitat (Leslie) Cheng               13,968          *                 13,968

Robert E. Newhall                   43,650          *                 43,650

R. Randolph Scott                      873          *                    873

Kamm 1999 Living Trust dated
  November 17, 1999                 10,476          *                 10,476

Berlin Communications c/o Ms.
  Annie Berlin                         873          *                    873

Prabodh Telang, or his
  successor(s), trustee of The
  Nikita G. Parulkar 1999
  Education Trust                   10,476          *                 10,476

The Gurudatta M. Parulkar and
  Kalpana G. Parulkar Trust        256,850          *                256,850


Rajiv Deshmukh as Custodian
  for Nikhil Deshmukh under the
  Uniform Gift to Minors Act         8,730          *                  8,730

Rajiv Deshmukh as Custodian
  for Neha Deshmukh under the
  Uniform Gift to Minors Act         8,730          *                  8,730

Rajiv Deshmukh                      43,650          *                 43,650

Cynthia Lee Hansen                   6,984          *                  6,984

David J. Farber                      6,984          *                  6,984

Matthew Bross                       59,364          *                 59,364

Snow Family Trust U/D/T July
  29, 1998                          47,142          *                 47,142

Richard Paul                         5,761          *                  5,761

Roch Guerin                            349          *                    349

Berend Ozceri                        8,031          *                  8,031

Michael J. Rayfield                 89,046          *                 89,046

IVP Broadband Fund, L.P.           115,236          *                115,236

Institutional Venture Partners
  VIII, L.P.                     1,013,034          *              1,013,034

IVM Investment Fund VIII, LLC       13,151          *                 13,151

IVM Investment Fund VIII-A,
  LLC                                3,394          *                  3,394

IVP Founders Fund I, L.P.            7,542          *                  7,542

New Enterprise Associates VIII,
  L.P.                           1,135,597          *              1,135,597

NEA Ventures 1998, L.P.              1,396          *                  1,396

NEA President's Fund, L.P.          15,364          *                 15,364

Meresman Family Trust U/D/T
  September 19, 1989                 6,984          *                  6,984

CNA Trust FBO Elias J.
  Blawie c/o Jeff Cohen              3,631          *                  3,631

Robert T. Coneybeer c/o New
  Enterprise Associates              5,587          *                  5,587

Washington University Center
  of Technology Management          76,314          *                 76,314

David Campbell                       4,682          *                  4,682

William Kirsch                      10,009          *                 10,009

Helen E. McLaughlin O'Rourke         6,010          *                  6,010

Glen Wallace McLaughlin              6,010          *                  6,010

Silicon Valley Bank                  1,667          *                  1,667

Weiss, Peck & Greer Venture
  Associates V, L.L.C.             367,682          *                367,682

Weiss, Peck & Greer Venture
  Associates V-A, L.L.C.             3,128          *                  3,128

Weiss, Peck & Greer Venture
  Associates V, Cayman              76,164          *                 76,164

Randy Scott                          1,746          *                  1,746

Drew Perkins                         6,984          *                  6,984

Gus Lignos                           1,396          *                  1,396

Kenneth Paul Werner                    349          *                    349

Stephen Tam                          3,492          *                  3,492

Rajpal Sandhu                        3,492          *                  3,492

VLG Investments 1999                 1,222          *                  1,222

Laura A. Donald c/o Venture
  Law Group                            209          *                    209

Harold Yu c/o Venture Law
  Group                                104          *                    104

The Marren Family Trust              3,492          *                  3,492

TransAmerica Business Credit
  Corp. c/o Transamerica
  Technology Finance Division        3,863          *                  3,863

                                                                   5,484,743

-----------------

*    Represents beneficial ownership of less than one percent.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Cisco's outstanding shares of common stock.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

     The consolidated financial statements of Cisco Systems, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended July 31, 1999 and supplementary consolidated financial statements as of July 31, 1999 and July 25, 1998 and for each of the three years in the period ended July 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A dated February 3, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, have notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.

================================================================================

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                 --------------


                                TABLE OF CONTENTS

                                                            PAGE
                                                            ----
            Where You Can Find More Information...............3
            The Company.......................................4
            Plan of Distribution..............................4
            Selling Shareholders..............................6
            Legal Matters.....................................7
            Experts...........................................7


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                               CISCO SYSTEMS, INC.



                                5,484,743 SHARES
                                 OF COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------






                                  MAY 12, 2000


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